Exhibit 99.1

Director Compensation Following this Offering

Following the completion of this offering, our independent non-employee directors will receive cash and equity-based compensation for their services as directors, as follows:

•	an annual cash retainer of $60,000;

•	an additional annual retainer of $10,000 for service as the chair of the audit committee; and

•	an annual award of restricted stock granted under our 2017 Equity Plan having a value as of the grant date of $75,000, vesting in equal annual installments.

Directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and director and officer liability insurance coverage. Each director will be fully indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.